UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 29, 2007

WIFIMED HOLDINGS COMPANY, INC.

(Exact name of registrant as specified in its charter)

Nevada	0-49707	58-2412118

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 River Edge Parkway, Suite GL 100A	30328
Atlanta, GA

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 770-919-7220

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 8.01 - Other Events

            Letter of Intent

            On October 29, 2007, Wifimed Holdings Company, Inc. ("we" or "our") entered into a letter of intent, which is attached as Exhibit 10.1 hereto and incorporated herein by reference, with CyberMedx Medical Systems, LLC ("Cybermedx").

            Cybermedx, founded in 1996, is a privately held California based developer of patient data management products for the hospital, home care and nursing home industries. Cybermedx products are used to increase productivity, reduce cost, improve efficiency, and extend the operational life expectancy of existing patient monitoring and therapy delivery devices.

            Cybermedx founder, Ronald R. Barnett, designed the central station data management concept of Open Architecture Interface (OAI) technology. Its initial product, CyberStat, is a hardwired networked pulse oximeter data management system that is used at Baylor University Medical Center in Dallas.  In 2001, Cybermedx introduced the CyberTrac wireless asset tracking concept, utilizing OEM technology for proof of concept. CyberTrac was delivered to 14 hospitals to track their assets and reduce loss.  In 2004, an agreement was entered into with Micro Technology Services, Inc. to offer CyberMedx product software and hardware engineering and manufacturing.

            Under the terms of the letter of intent, we would acquire all of the outstanding members' interests of Cybermedx in exchange for shares of our common stock valued at $4 million. The actual number of shares to be issued is subject to adjustment based on balance sheet changes as of the closing date. The letter of intent also provides for an additional payout based on performance of certain objectives.

            Completion of the proposed transaction is subject to approval by the parties of a definitive acquisition agreement that will include various conditions that are set forth in the letter of intent.  There can be no assurance that we will be successful in negotiating a definitive agreement or achieving completion of the proposed transaction.

Item 9.01 - Financial Statements and Exhibits

               (c) Exhibits

                      10.1 - Letter of Intent between Wifimed Holdings Company, Inc. and CyberMedx Medical Systems, LLC dated October 29, 2007

SIGNATURES

               Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	November 1, 2007

WiFiMed Holdings Company, Inc.

Registrant

By:	/s/ Gregory Vacca

President